Exhibit 5.1

Troutman Sanders LLP Troutman Sanders Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

June 9, 2020

Atlantic Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Registration Statement on Form S-3 (File No. 333-220398)

Ladies and Gentlemen:

We have acted as counsel to Atlantic Union Bankshares Corporation, a Virginia corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-220398) (the “Original Registration Statement”), as amended by Post-Effective Amendment No. 1 to the Original Registration Statement (as amended, the “Registration Statement”) filed on June 2, 2020 with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company, including depositary shares and shares of preferred stock, and (ii) the public offer and sale of up to 6,900,000 depositary shares (the “Depositary Shares”), each representing a 1/400th interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $10,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share) as described in the Company’s Prospectus, dated June 2, 2020 (the “Base Prospectus”), and Prospectus Supplement, dated June 2, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Final Prospectus”). The Depositary Shares are being offered to the public pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated June 2, 2020, among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Piper Sandler & Co., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”).This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), and the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the Company’s Articles of Amendment designating the Series A Preferred Stock, (iii) the resolutions of the Board of Directors of the Company and committees thereof with respect to the Registration Statement and the Offering, (iv) the Underwriting Agreement, (v) the Deposit Agreement, dated June 9, 2020, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of Depositary Receipts described therein (the “Deposit Agreement”), (vi) the Form of Depositary Receipt representing Depositary Shares (the “Depositary Receipt”), (vii) the Registration Statement and exhibits thereto and (viii) the Final Prospectus relating to the Offering.

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For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We are members of the bar of the Commonwealth of Virginia and the State of New York and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the Commonwealth of Virginia and the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia and New York), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia and New York). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.	When the Series A Preferred Stock is issued to the Depositary, as defined in the Deposit Agreement, in accordance with the terms of the Deposit Agreement, and the Depositary Shares are issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Series A Preferred Stock will be validly issued, fully paid and non-assessable.

2.	When the Deposit Agreement has been duly executed and delivered by the Company and the Depositary, the terms of the Depositary Shares have been established in accordance with the Deposit Agreement, and the Depositary Receipts have been registered and delivered in accordance with the Deposit Agreement and the Underwriting Agreement for the consideration provided therein, the Depositary Receipts evidencing the Depositary Shares will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement and the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP